EXHIBIT 99.1

The Chemours Company Announces Changes to its Board of Directors

Wilmington, Del., February 14, 2018 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, today announced that board member Stephen D. Newlin will not seek reelection to the Chemours Board of Directors; he will continue to serve on the Board for the remainder of his term until the company’s 2018 Annual Meeting.

Chemours Chairman of the Board, Richard H. Brown, made clear his appreciation for Mr. Newlin’s contributions: “We thank Steve for his dedicated service to Chemours. He’s played an important role in the company’s success to date. That said, we understand and fully support his pursuit of a more desirable work-life balance, and wish him all the best in his future pursuits.”

Mr. Newlin has been a member of The Chemours Company Board of Directors since the company’s formation as an independent company in July 2015. Said Chemours President and CEO Mark Vergnano, “Steve’s presence has resulted in many significant accomplishments for the company, including the dramatic transformation of Chemours into the strong, fiscally healthy organization it is today.”

Vergnano added, “We are extremely grateful for the work he has done, work that has helped lay the very foundation we will build upon as we move Chemours into its next exciting chapter of growth.”

In making the decision not to seek reelection, Mr. Newlin cited the need for more personal time. “Having been with Chemours since the beginning,” he said, “has been an honor and a pleasure for me. Now is the right time for me to spend more time with my family as the company is in a great place, has completed its transformation plan, and is pivoting to a growth strategy. I am confident in the leadership of the company and in its future.”

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and general industrial manufacturing.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe.

Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com.

CONTACT

MEDIA

Alvenia Scarborough

Director of Brand Marketing and Corporate Communications

+1.302.773.4507

media@chemours.com

EXHIBIT 99.1

INVESTORS

Alisha Bellezza

Treasurer and Director of Investor Relations

+1.302.773.2263

investor@chemours.com